PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JULY 31, 2000                     REGISTRATION NO. 333-37746

                                  $240,000,000

                          IMCLONE SYSTEMS INCORPORATED

                 5 1/2% Convertible Subordinated Notes Due 2005

     This prospectus supplement relates to the resale by the holders of our 5 1/2% Convertible Subordinated Notes Due 2005 and the shares of our common stock issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated July 31, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given to them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the securities of the selling holders as listed below. All information concerning beneficial ownership has been furnished by the selling holders.

                             PRINCIPAL AMOUNT OF
                              NOTES BENEFICIALLY     COMMON STOCK
                              OWNED AND OFFERED    OWNED PRIOR TO THE      COMMON STOCK
NAME                                HEREBY           OFFERING(1)(2)     OFFERED HEREBY(1)(2)
-------------------------    -------------------   ------------------   --------------------
Bear Stearns Securities
  Corporation                      556,000               10,092               10,092

TQA Master Fund, Ltd.              300,000                5,445                5,445

(1) Assumes a conversion price of $55.09 per share and a cash payment in lieu of any fractional interest.

(2) Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $55.09 per share.

Other than as may be stated in any additional prospectus supplement, none of the selling holders has had any material relationship with us or with our affiliates within the past three years.

                            -----------------------

The securities offered hereby involve a high degree of risk. See "Risk Factors"
                    beginning on page 4 of the prospectus.

 These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any State Securities Commission passed upon the accuracy or adequacy of this prospectus.
           Any representation to the contrary is a criminal offense.

                                              -----------------------

          The date of this prospectus supplement is January 19, 2001.